Exhibit 4.4
     NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES MAY BE EXCHANGED HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
2005 7% SUBORDINATED NOTE DUE ___________, 2008
OF
HEARUSA, INC.

Note No.: ______________________	Original Principal Amount: ______________________
Issuance Date: ______________________, 2005
     This Note (“Note”) is one of a duly authorized issue of Notes of HEARUSA, INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), designated as the Company’s 2005 7% Subordinated Notes Due _____________, 2008 (“Maturity Date”) in an aggregate principal amount (when taken together with the original principal amounts of all other Notes) of up to Five Million Five Hundred Thousand U.S. Dollars (U.S. $5,500,000) (the “Notes”).
     For Value Received, the Company hereby promises to pay to the order of ___________________________________________ or its registered assigns or successors-in-interest (“Holder”) the principal sum of ________________ Dollars (U.S. $_____________), together with all accrued but unpaid interest thereon, if any, on the Maturity Date, to the extent such principal amount and interest has not been repaid in accordance with the terms hereof. Interest on the unpaid principal balance hereof shall accrue at the rate of 7% per annum from the date of original issuance hereof (the “Issuance Date”) until the same becomes due and payable on the Maturity Date, or such earlier date upon acceleration or by redemption or payment in accordance with the terms hereof. Interest on this Note shall accrue daily commencing on the Issuance Date and shall be computed on the basis of a 360-day year, 30-day months and actual days elapsed and shall be payable in accordance with Section 1 hereof. Notwithstanding anything contained herein, this Note shall bear interest on the due and unpaid Principal Amount from and after the occurrence and during the continuance of an Event of Default pursuant to Section 4(a) at the rate (the “Default Rate”) equal to the lower of fifteen percent (15%) per annum or the highest rate permitted by law. Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs, then to unpaid interest and fees and any remaining amount to principal.
     All payments of principal and interest on this Note shall be made in lawful money of the United States of America by wire transfer of immediately available funds to such account as the Holder may from time to time designate by written notice in accordance with the provisions of this

Note or by Company check. At any time, and from time to time, the Company may prepay, in whole or in part, the original Principal Amount of this Note, without penalty, after providing written notice of such prepayment. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day (as defined below), the same shall instead be due on the next succeeding day which is a Business Day.
     Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement dated on or about the Issuance Date pursuant to which the Notes were originally issued (the “Purchase Agreement”). For purposes hereof the following terms shall have the meanings ascribed to them below:
     “Bankruptcy Event” means any of the following events: (a) the Company commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any subsidiary thereof; (b) there is commenced against the Company any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Company makes a general assignment for the benefit of creditors; (f) the Company fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Company calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Company, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.
     “Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the City of New York are authorized or required by law or executive order to remain closed.
     “Change in Control Transaction” will be deemed to exist if (i) there occurs any consolidation, merger or other business combination of the Company with or into any other corporation or other entity or person (whether or not the Company is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in any of such events the voting stockholders of the Company prior to such event cease to own 50% or more of the voting power, or corresponding voting equity interests, of the surviving corporation after such event (including without limitation any “going private” transaction under Rule 13e-3 promulgated pursuant to the Exchange Act or tender offer by the Company under Rule 13e-4 promulgated pursuant to the Exchange Act for 20% or more of the Company’s Common Stock), (ii) any person (as defined in Section 13(d) of the Exchange Act), together with its affiliates and associates (as such terms are defined in Rule 405 under the Act), beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 50% of the Company’s voting power, (iii) there is a replacement of more than one-half of the members of the Company’s Board of Directors which is not approved by those individuals who are members of the Company’s Board of Directors on the date thereof, (iv) in one or a series of related transactions, there is a sale or transfer of all or substantially all of the assets of the Company, determined on a consolidated basis, or (v) the Company enters into any agreement providing for an event set forth in (i), (ii), (iii) or (iv) above.

     “Common Stock” shall mean the Company’s Common Stock, par value $.10 per share.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Payment Date” shall mean each __________, __________, __________ and __________ of each year, provided that if any such day is not a Trading Day, then such Payment Date shall mean the next succeeding day which is a Trading Day.
     “Principal Amount” shall refer to (i) the original principal amount of this Note, plus (ii) any default payments owing under the Agreements but not previously paid or added to the Principal Amount, less (iii) all amounts of principal previously repaid or exchanged.
     “Principal Market” shall mean the American Stock Exchange or such other principal market or exchange on which the Common Stock is then listed for trading.
     “Trading Day” shall mean a day on which there is trading on the Principal Market. The following terms and conditions shall apply to this Note:
     Section 1.      Payments of Principal and Interest.
          (a)      Interest Only Payments. On each Payment Date beginning on ___until the Maturity Date, the Company shall pay to the Holder all interest accrued to date on the entire outstanding Principal Amount of this Note (“Interest Amount”), less amounts prepaid pursuant to Section 1(b) below in accordance with this Section 1.
          (b)      Interest Prepayment. On the Issuance Date, the Company shall prepay to the Holder all interest that would have accrued on the entire Principal Amount of this Note through __________, but for the fact that it was prepaid pursuant hereto.
          (c)      Quarterly Payments. On each Payment Date beginning on __________, 2005, the Company shall repay eight percent (8%) of the original Principal Amount (including accrued but unpaid interest to that date), plus a premium equal to two percent (2%) of the Principal Amount being repaid.
          (d)      Acceleration. All outstanding Principal Amount of this Note, including any interest due hereon, shall become due and payable immediately upon any voluntary or involuntary liquidation, dissolution or winding up of the Company.
          (e)      Certain Additional Payments by the Company. Any payment by the Company to the Holder hereunder, whether for principal, interest or otherwise, shall not be subject to any deduction, withholding or offset for any reason whatsoever except to the extent required by law, and the Company represents that to its best knowledge no deduction, withholding or offset is so required for any tax or any other reason.
          (f)      Cancellation. After all of the Principal Amount has been paid in full or exchanged into equity securities pursuant to Section 4 hereof, this Note shall automatically be deemed cancelled, and the Holder shall promptly surrender the Note to the Company.

     Section 2.      Subordinated/Subsequent Debt. The Notes are and shall be subordinated to the debt owed by the Company to Siemens Hearing Instruments, Inc. pursuant to the agreements in effect on the Issuance Date, and shall be pari-passu with the Company’s 2003 Convertible Subordinated Notes due November 30, 2008. So long as any Principal Amount is outstanding, the Company and its subsidiaries shall not directly or indirectly, without the written approval of the holders of at least 51% of the outstanding Principal Amount of all of the Notes then outstanding, (a) redeem any shares of the Company’s capital stock (other than shares of the Company’s E Series Convertible Preferred Stock), or (b) incur or permit to exist additional indebtedness which is senior to the Notes (except for (i) indebtedness and liens to Siemens Hearing Instruments, Inc. pursuant to the agreements currently in effect on the Issuance Date; (ii) in connection with the acquisition by the Company, by whatever means, of any business, assets or technologies; (iii) to any strategic investor, vendor, customer, lease or similar arrangement; or (iv) pursuant to any unsecured commercial borrowing, lending or lease financing transaction).
     Section 3.      Redemption Right.
          (a)      Upon consummation of a Change in Control Transaction prior to the Maturity Date, the Holder shall have the right thereafter to require the Company or its successor to redeem this Note, in whole but not in part, at a redemption price equal to (i) if prior to or on the first anniversary of the Issuance Date, 115% of the outstanding Principal Amount (plus all accrued and unpaid interest, if any), (ii) if between the first and second anniversaries of the Issuance Date, 110% of the outstanding Principal Amount (plus all accrued and unpaid interest, if any); or (iii) if after the second anniversary of the Issuance Date, 105% of the outstanding Principal Amount (plus all accrued and unpaid interest, if any).
          (b)      In the event of the death of the Company’s Chairman, Paul A. Brown, M.D., the Holder shall have the right to require the Company to redeem up to sixty percent (60%) of the original Principal Amount of the Note (the “Redeemable Percentage”) at a redemption price equal to the pro rata portion of the original Principal Amount. The Redeemable Percentage shall be subject to reduction on a pro rata basis with the Redeemable Percentage of other outstanding Notes in the event proceeds from the existing $3 million key man life insurance policy relating to the Company’s Chairman, Paul A. Brown, M.D. are not sufficient to pay the redemption price for all the Notes as to which this redemption right has been exercised.
          (c)      Upon the happening of an event that triggers a redemption right hereunder, the Holder shall have five (5) days to exercise its redemption right by providing this Note and written notice of election to the Company.
Section 4.      Exchange.
          (a)      Right to Exchange. Subject to the exclusions herein, at any time there is an outstanding Principal Amount, if the Company closes a private placement of its equity securities at a price equal to or greater than $3.00 per share of Common Stock (subject to adjustment for stock splits, stock dividends and recapitalizations), then the Holder shall have the right to exchange the outstanding Principal Amount of this Note (plus accrued but unpaid interest, if any), in whole or in part, for the type of equity securities issued in such placement to the extent such issuance to the Holder would comply with applicable securities laws and stock exchange regulations. The number of securities received by the Holder shall be determined by the outstanding Principal Amount being exchanged (plus accrued but unpaid interest, if any). By way of illustration, the Holder may exchange $1 million of outstanding Principal Amount (plus accrued but unpaid interest, if any) for that number of securities that could be acquired for a purchase price of $1 million had the Holder participated in the private placement.
          (b)      Exchange Notice. Upon the triggering of an exchange right hereunder, the Holder shall have five (5) days to exercise its exchange right by providing this Note and written notice of exchange to the Company.
          (c)      No Fractions. Upon an exchange hereunder, in lieu of issuing a stock certificate representing a fraction of a share of Common Stock, the Company may (if otherwise permitted) make a cash payment in respect of any final fraction of a share based in the closing price of a share of Common Stock at such time.
          (d)      Charges, Taxes and Expenses. Issuance of certificates for securities upon the exchange of this Note shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer of certificates to be issued in a name other than the name of the Holder.
          (e)      Exchange Limitation. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be beneficially acquired by the Holder upon exchange pursuant to the terms hereof shall not exceed a number that, when added to the total number of shares of Common Stock deemed beneficially owned by such Holder (other than by virtue of the ownership of securities or rights to acquire securities (including the Notes and Warrants) that have limitations on the Holder’s right to exchange, exercise or purchase similar to the limitation set forth herein), together with all shares of Common Stock deemed beneficially owned at such time (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to exchange, exercise or purchase similar to the limitation set forth herein) by the holder’s “affiliates” at such time (as defined in Rule 144 of the Act) (“Aggregation Parties”) that would be aggregated for purposes of determining whether a group under Section 13(d) of the Securities Exchange Act of 1934 as amended, exists, would exceed 9.9% of the total issued and outstanding shares of the Common Stock (the “Restricted Ownership Percentage”). Each holder shall have the right (w) at any time and from time to time to reduce its Restricted Ownership Percentage immediately upon notice to the Company and (x) (subject to waiver) at any time and from time to time, to increase its Restricted Ownership Percentage immediately in the event of the announcement as pending or planned, of a Change in Control Transaction.
Section 5.      Defaults and Remedies.
          (a)      Events of Default. An “Event of Default” is: (i) a default in payment of any amount due hereunder which default continues for more than 5 business days after written notice thereof has been received by the Company; (ii) failure by the Company for seven (7) days after written notice has been received by the Company to remedy any material breach by the Company of its covenants, representations or warranties in the Purchase Agreement, Registration Rights Agreement or Warrants; (iii) if the Company is subject to any Bankruptcy Event; or (iv)

failure of the Company to list any of its equity securities on the American Stock Exchange or Nasdaq Stock Market.
          (b)      Remedies. If an Event of Default occurs and is continuing with respect to any of the Notes, the Holder may declare all of the then outstanding Principal Amount of this Note and all other Notes held by the Holder, including any interest due thereon, to be due and payable immediately. In the event of such acceleration, the amount due and owing to the Holder shall be 115% of the outstanding Principal Amount of the Notes held by the Holder (plus all accrued and unpaid interest, if any). The Company shall pay interest on such amount in cash at the Default Rate to the Holder if such amount is not paid within 7 days of Holder’s request. The remedies under this Note shall be cumulative.
Section 6.      General.
          (a)      Payment of Expenses. The Company agrees to pay all reasonable charges and expenses, including attorneys’ fees and expenses, which may be incurred by the Holder in successfully enforcing this Note and/or collecting any amount due under this Note.
          (b)      Savings Clause. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby. In no event shall the amount of interest paid hereunder exceed the maximum rate of interest on the unpaid principal balance hereof allowable by applicable law. If any sum is collected in excess of the applicable maximum rate, the excess collected shall be applied to reduce the principal debt. If the interest actually collected hereunder is still in excess of the applicable maximum rate, the interest rate shall be reduced so as not to exceed the maximum allowable under law.
          (c)      Amendment. Neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.
          (d)      Assignment, Etc. The Holder may assign or transfer this Note to any transferee. The Holder shall notify the Company of any such assignment or transfer promptly. This Note shall be binding upon the Company and its successors and shall inure to the benefit of the Holder and its successors and assigns.
          (e)      No Waiver. No failure on the part of the Holder to exercise, and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy or power hereby granted to the Holder or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Holder from time to time.
          (f) Governing Law; Jurisdiction.
               (i)      Governing Law. THIS NOTE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK

WITHOUT REGARD TO ANY CONFLICTS OF LAWS PROVISIONS THEREOF THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.
               (ii)      NO JURY TRIAL. THE COMPANY HERETO KNOWINGLY AND VOLUNTARILY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE.
          (g)      Replacement Notes. This Note may be exchanged by Holder at any time and from time to time for a Note or Notes with different denominations representing an equal aggregate outstanding Principal Amount, as reasonably requested by Holder, upon surrendering the same. No service charge will be made for such registration or exchange. In the event that Holder notifies the Company that this Note has been lost, stolen or destroyed, a replacement Note identical in all respects to the original Note (except for registration number and Principal Amount, if different than that shown on the original Note), shall be issued to the Holder, provided that the Holder executes and delivers to the Company an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with the Note.
     IN WITNESS WHEREOF, the Company has caused this Note to be duly executed on the day and in the year first above written.

HEARUSA, INC.
By:
Name:
Title:

     Attest:
Sign: ________________________________
Print Name: